CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated February 19, 2010 on the financial statements and financial highlights of Technology Value Fund, Technology Leaders Fund, Technology Opportunities Fund (formerly e-Commerce Fund), and Alternative Energy Fund, each a series of shares of Firsthand Funds.   Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N1-A of Firsthand Funds.   We also consent to the references to the name of our Firm in the Registration Statement and Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 29, 2010